PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-96061
(To Prospectus April 15, 2010)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Internet Architecture HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated April 15, 2010 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Internet Architecture HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
Adaptec, Inc.	ADPT	1.0000	NASDAQ GM
Apple Inc.	AAPL	4.0000	NASDAQ GS
Brocade Communications Systems, Inc.	BRCD	0.4417	NASDAQ GS
Ciena Corporation	CIEN	0.2857	NASDAQ GS
Cisco Systems, Inc.	CSCO	26.0000	NASDAQ GS
Dell Inc.	DELL	19.0000	NASDAQ GS
EMC Corporation	EMC	16.0000	NYSE
Extreme Networks, Inc.	EXTR	2.0000	NASDAQ GM
Hewlett-Packard Company	HPQ	22.2225	NYSE
International Business Machines Corporation	IBM	13.0000	NYSE
Juniper Networks, Inc.	JNPR	2.0000	NYSE
NetApp, Inc.	NTAP	2.0000	NASDAQ GS
Sycamore Networks, Inc.	SCMR	0.2000	NASDAQ GS
Symantec Corporation	SYMC	1.0039	NASDAQ GS
Unisys Corporation	UIS	0.2000	NYSE

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is April 16, 2010

1   On April 12, 2010, the merger of 3Com Corporation and Hewlett-Packard Company became effective.  As a result, 3Com Corporation will no longer be an underlying constituent of the Internet Architecture HOLDRS Trust.  In connection with the merger, 3Com Corporation shareholders will receive $7.90 in cash for each share of 3Com Corporation held.  The Bank of New York Mellon will receive $23.70 for the 3 shares of 3Com Corporation per 100 shares round-lot of Internet Architecture HOLDRS.  The Bank of New York Mellon will distribute the cash at a rate of $0.237 for each depositary share of Internet Architecture HOLDRS.  The record date and distribution date will be April 22, 2010 and April 26, 2010, respectively.